                                                               EXHIBIT 10.1


                                                        NEWS RELEASE

                                                        FOR IMMEDIATE RELEASE
[LADD FURNITURE, INC. LOGO]                             February 4, 1999

                                                        Contact John: J. Ong
4620 Grandover Parkway - Box 2677                        (336) 315-4049
Greensboro, NC 27417-6777                               e-mail: jong@laddnet.com

             LADD REPORTS 54 PERCENT GAIN IN FOURTH QUARTER EARNINGS

         GREENSBORO, NC - LADD Furniture, Inc. reported today that its net earnings for the fourth quarter of fiscal 1998 rose 54 percent, to $3.7 million, from $2.4 million in the final quarter of fiscal 1997. Fourth quarter net earnings per share (fully diluted) rose 52 percent, to $0.47 in 1998, from $0.31 per share in 1997's fourth quarter. For the full year 1998, net earnings increased 94 percent, to $12.3 million, from the prior year's $6.3 million. Earnings per share (fully diluted) rose 89 percent in fiscal 1998, to $1.53, from the prior year's $0.81.

         Total net sales for fiscal 1998 rose 9 percent. However, fiscal 1998 contained the normal 52 weeks, whereas the prior fiscal year contained 53 weeks
- a peculiarity of LADD's fiscal calendar year which occurs once every five or six years. Adjusting for this weekly differential, the 1998 sales gain was 11 percent. Total residential furniture sales for the year increased 8 percent, adjusted for the weekly differential, while contract furniture sales rose 19 percent on the same basis.

         LADD chairman, president and CEO Fred L. Schuermann, Jr. said the company's gross profit margin for the year rose to 19.3% from fiscal 1997's 18.4%, and the operating margin increased to 5.2% of net sales, from 4.2% the year before. Total debt was reduced by a little over $14 million, or 11 percent, during the year, and interest expense declined 17 percent

         Schuermann said, "I am pleased with the financial progress LADD achieved last year. Our 1998 operating margin was the best since 1989. Earnings before interest, taxes, depreciation and amortization ("EBITDA") increased 22 percent last year, to $43.4 million. This represented 7.6% of net sales which, although still below our objective of 10%, was LADD's highest EBITDA return since 1990. The 1998 net earnings to sales ratio was its highest of any year in the 1990's, and total debt outstanding at year-end 1998 reached its lowest dollar level in five years."


                                     -more-

                                  [Letterhead]
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         Schuermann continued, "The LADD management team believes that these encouraging signs of the company's recent financial progress provide conclusive proof that are on the right track. We also believe that considerable room remains for further improvement in all these financial measures from current levels." Commenting on the outlook for the furniture industry in 1999, Schuermann said, "Most forecasters are expecting 1999 to show a moderating trend for our industry, as compared to the very strong growth experienced in 1998. But we would not be at all surprised to see the industry enjoy a better than currently expected year in 1999, in view of all the positive external forces presently influencing American homeowners and consumers. We are extremely excited with LADD's outlook for the coming year, in terms of continued sales growth and further profitability improvement."

         Headquartered in Greensboro, NC, LADD is one of the largest residential furniture manufacturers in North America. The company markets its wide range of wood and upholstered furniture domestically under the major brand names American Drew, Barclay, Clayton Marcus, Lea, Pennsylvania House and Pilliod, and exports these products worldwide through LADD International. LADD's contract sales group, doing business as American of Martinsville, is also one of the world's leading suppliers of guest room furniture to the hospitality industry, as well as to assisted-living (retirement) facilities and governmental markets. LADD also owns and operates LADD Transportation, a support company. LADD's stock is traded on the Nasdaq Market under the symbol LADF and information on the company can be found on the Internet at www.laddfurniture.com.

                                 # # # # # # #

         FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such statements are dependent on a number of factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include the company's ability to continue its sales growth and further improve its profitability, in addition to those factors set forth in the company's required filings with the U.S. Securities and Exchange Commission.

         TABLE FOLLOWS

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                                                                    EXHIBIT 10.1

                     LADD FURNITURE, INC. AND SUBSIDIARIES
    CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (PRELIMINARY AND UNAUDITED)

                                             13 Wks. Ended   14 Wks. Ended
                                             Jan. 2, 1999    Jan. 3, 1998
                                             ------------    ------------

Net sales(1)                                 $145,253,000      146,625,000
Earnings before interest
  and income taxes                              8,211,000        6,592,000
Interest expense                                2,123,000        2,817,000
Earnings before income taxes                    6,088,000        3,775,000
Income tax expense                              2,377,000        1,371,000
Net earnings                                 $  3,711,000        2,404,000
Net earnings per common share - basic        $       0.47             0.31
Net earnings per common share - diluted              0.47             0.31
Weighted average number of
  common shares outstanding - diluted           7,922,300        7,872,100

                                             52 Wks. Ended    53 Wks. Ended
                                              Jan. 2, 1999     Jan. 3, 1998
                                              ------------     ------------

Net sales(1)                                 $571,063,000      525,500,000
Earnings before interest
  and income taxes                             29,394,000       21,423,000
Interest expense                                9,298,000       11,242,000
Earnings before income taxes                   20,096,000       10,181,000
Income tax expense                              7,837,000        3,869,000
Net earnings                                 $ 12,259,000        6,312,000
Net earnings per common share - basic        $       1.57             0.81
Net earnings per common share - diluted              1.53             0.81
Weighted average number of
  common shares outstanding - diluted           8,017,304        7,838,747


(1) Net sales by segment             13 Wks.       14 Wks.     52 Wks.       53 Wks.
     were as follows (000's):        1/2/99        1/3/98      1/2/99        1/3/98
                                     ------        ------      ------        ------

         Residential                $105,370      112,054      435,366      409,025
         Contract                     39,883       34,571      135,697      116,475
                                    --------      -------      -------      -------
               Total                $145,253      146,625      571,063      525,500
                                    ========      =======      =======      =======